SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MarketWatch.com, Inc.
 (Name of Registrant as Specified in its Charter)

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MarketWatch.com, Inc.
825 Battery Street
San Francisco, California 94111

April 30, 2001

To Our Stockholders:

You are cordially invited to attend the 2001 Annual Meeting of Stockholders of MarketWatch.com, Inc. to be held at MarketWatch.com's corporate headquarters, located at 825 Battery Street, San Francisco, California, 94111 on Thursday, May 31, 2001 at 10:00 a.m., Pacific Daylight Time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2001 Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of MarketWatch.com, Inc. by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at our 2001 Annual Meeting of Stockholders.

Sincerely,

Lawrence S. Kramer
Chairman, Chief Executive Officer and President

MarketWatch.com, Inc.
825 Battery Street
San Francisco, California 94111

___________________

NOTICE OF THE 2001 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of MarketWatch.com, Inc. will be held at MarketWatch.com's corporate headquarters, located at 825 Battery Street, San Francisco, California, 94111 on Thursday, May 31, 2001 at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1. To elect directors of MarketWatch.com, Inc., each to serve until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2001.

3. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 27, 2001 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Joan P. Platt
Secretary

San Francisco, California
April 30, 2001

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

TABLE OF CONTENTS

MarketWatch.com, Inc.
825 Battery Street
San Francisco, California 94111

___________________

PROXY STATEMENT
FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS

___________________

April 30, 2001

The accompanying proxy is solicited on behalf of the board of directors of MarketWatch.com, Inc., a Delaware corporation, for use at the 2001 Annual Meeting of Stockholders to be held at the MarketWatch.com's corporate headquarters, located at 825 Battery Street, San Francisco, California, 94111 on Thursday, May 31, 2001 at 10:00 a.m., Pacific Daylight Time. Only holders of record of our common stock at the close of business on April 27, 2001, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 16,603,219 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date will constitute a quorum for the transaction of business. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees and the proposals set forth in the accompanying Notice of the Annual Meeting and this proxy statement. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 3, 2001. Our annual report and Form 10-K for the fiscal year ended December 31, 2000 are enclosed with this proxy statement.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the record date.

Vote Needed for a Quorum, Effect of Abstentions

A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business. Proxies returned to us but marked as abstentions will not affect the outcome of the vote on each of the proposals, but will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. The failure of a stockholder to submit a proxy or to vote in person at the Annual Meeting (including "broker non-votes") will not affect the outcome of the vote on each of the proposals, and will not be counted toward a quorum.

Vote Required to Approve the Proposals

With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our common stock, present in person or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors. Approval and adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of our common stock, present in person or represented by proxy at the Annual Meeting. The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any of the other proposals by the stockholders.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies to be voted at the Annual Meeting. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

    a written instrument delivered to us stating that the proxy is revoked;

    a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

    attendance at the Annual Meeting and voting in person.

Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect each director to hold office until the next Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until such director's earlier resignation or removal. At the meeting, 11 nominees will be elected to be our 11 directors. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director.

Pursuant to a stockholders' agreement entered into in January 1999, in connection with our reorganization from a limited liability company to a corporation, Pearson Overseas Holdings Ltd., or Pearson, and CBS Broadcasting Inc., or CBS, each have the right to designate candidates for election to the board. The number of candidates which each may currently designate is equal to the product of:

    the percentage held by each of our outstanding shares of common stock and the number of authorized members of our board of directors,

rounded up to the nearest whole number. Further, each of CBS and Pearson are obligated to vote the shares of common stock held by it for the other's designated candidates.

In addition, so long the amended and restated license agreement that we have entered into with CBS remains in effect, CBS also has the right to nominate at least one candidate to our board of directors, regardless of the percentage held by it of our outstanding shares of common stock.

Directors/Nominees

The names of the nominees for election to our board of directors at the Annual Meeting, and information about each of them, are included below.

Name	Age	Principal Occupation	Director Since
Lawrence S. Kramer	51	Chairman of the Board of Directors, Chief Executive Officer and President of MarketWatch.com	1997
Andrew Heyward	50	President, CBS News	1998
Robert H. Lessin	46	Chairman, Wit SoundView Group, Inc.	1999
Daniel Mason	50	President, Infinity Radio Group	1999
Russell I. Pillar	35	President and Chief Executive Officer, Viacom Interactive Ventures	2000
Stephen Hill	40	Chief Executive Officer, Financial Times Group	2000
John Makinson	46	Group Financial Director, Pearson plc	2000
Peter Glusker	39	Senior Vice President, Viacom Interactive Ventures	2000
Giles Spackman	36	Group Finance Director, Financial Times Group	2000
Christie Hefner	48	Chairman and Chief Executive Officer, Playboy Enterprises, Inc.	2001
Barry Herstein	39	Senior Vice President and Group Marketing Director, Financial Times Group	2001

Mr. Kramer has served as our President, Chief Executive Officer and as a member of our board of directors since October 1997. Since November 1999, he has served as Chairman of our board. From February 1994 to October 1997, Mr. Kramer served as Vice President for News and Sports of Data Broadcasting Corporation, or DBC. Mr. Kramer spent more than 20 years in journalism, including serving as a financial reporter, Metro Editor and Assistant Managing Editor of the Washington Post, and most recently serving as Executive Editor of the San Francisco Examiner. He has been a recipient of National Press Club, Gerald E. Loeb and Associated Press Awards. During Mr. Kramer's tenures at The Washington Post and the San Francisco Examiner, his staffs at each paper won a Pulitzer Prize. Mr. Kramer holds a B.S. degree in journalism from Syracuse University and an M.B.A. degree from the Harvard Business School.

Mr. Heyward has served as a member of our board of directors since March 1998. Mr. Heyward has served as President of CBS News since January 1996. From October 1994 until January 1996, he was Executive Producer of "CBS Evening News with Dan Rather" and Vice President of CBS News. Prior to that time, Mr. Heyward developed the CBS News primetime series, "48 Hours", and served as its first Executive Producer. Mr. Heyward also serves on the board of directors of MedicaLogic/Medscape, Inc. Mr. Heyward holds a B.A. degree in history and literature from Harvard University.

Mr. Lessin has served as a member of our board of directors since February 1999. Mr. Lessin has served as Chairman of Wit SoundView Group, Inc. since April 1998. Mr. Lessin also served as Chief Executive Officer of Wit SoundView Group, Inc. from April 1998 through February 2001. Mr. Lessin served as Vice Chairman of Salomon Smith Barney from June 1993 to March 1998, where he was head of its Investment Banking Division from June 1993 to January 1997. Prior to joining Salomon Smith Barney, Mr. Lessin spent 16 years with Morgan Stanley in a number of positions, including Managing Director, Vice Chairman of Morgan Stanley's Investment Banking Operating Committee, and Chairman of their Strategic Planning Committee. Mr. Lessin holds a B.A. degree in applied physics and economics from Harvard College and an M.B.A. degree from Harvard University.

Mr. Mason has served as a member of our board of directors since February 1999. Mr. Mason has served as President of Infinity Radio Group, which was formerly known as CBS Radio, since November 1995 and is responsible for the operation of the group's 184 stations. Prior to this, Mr. Mason served as President of Group W Radio, a division of Westinghouse Broadcasting Company, for three years. In 1985, Mr. Mason became Executive Vice President of First Media and in 1988, became President of Cook Inlet Radio Partners, formerly First Media. Mr. Mason also serves on the board of directors of Switchboard, Inc. and StoreRunner, Inc. Mr. Mason holds a B.S. degree in broadcasting from Eastern Kentucky University and was named outstanding alumnus in 1995.

Mr. Pillar has served as a member of our board of directors since February 2000. Mr. Pillar has served as the President and Chief Executive Officer of Viacom Interactive Ventures, formerly CBS Internet Group, since its formation in January 2000. Mr. Pillar has also served as the Managing Partner of Critical Mass Ventures LLC, an Internet-focused venture capital firm, since October 1991. From November 1998 to January 2000, Mr. Pillar served as President and Chief Executive Officer of Virgin Entertainment Group, a diversified entertainment content retailer. From September 1997 to August 1998, Mr. Pillar served as President and Chief Executive Officer of Prodigy Internet, an Internet service provider, and as a member of the board of directors from October 1996 to February 2000. From December 1993 to September 1996, Mr. Pillar served as President, Chief Executive Officer and a director of Precision Systems, Inc., an international telecommunications software provider. Mr. Pillar also serves on the board of directors of SportsLine.com, Inc., Hollywood Media Corp., and the boards of several private companies, including Playboy.com. Mr. Pillar holds an A.B. degree in East Asian Studies from Brown University.

Mr. Hill has served as a member of our board of directors since April 2000. Mr. Hill has served as the Chief Executive Officer of the Financial Times Group Ltd., a London-based publisher of business and financial news, since April 1998 and is a member of the Pearson Management Committee. From January 1996 to April 1998, Mr. Hill was Chief Executive Officer of Financial Times Ltd., the publisher of the Financial Times newspaper. From June 1995 to January 1996, Mr. Hill served as Chief Executive Officer of Westminster Press Ltd., the UK regional newspaper publishing subsidiary of Pearson plc, an international media group. Mr. Hill is Chairman of the board of Data Broadcasting, Inc. and serves on the board of directors of Royal Sun Alliance Insurance Group, plc. Mr. Hill holds an M.A. degree in law from Cambridge University.

Mr. Makinson has served as a member of our board of directors since April 2000. Mr. Makinson has served as Group Financial Director at Pearson, plc since April 1996. Prior to this, from January 1994 to January 1996, Mr. Makinson served as Managing Director at Financial Times Limited, the publisher of the Financial Times newspaper. Mr. Makinson holds an M.A. degree from Cambridge University.

Mr. Glusker has served as a member of our board of directors since April 2000. Mr. Glusker has served as Senior Vice President of Viacom Interactive Ventures, formerly CBS Internet Group, since February 2000. Prior to this, from November 1999 through February 2000, Mr. Glusker was Managing Partner of The Accelerator Group, LLC, an Internet investment company. From September 1998 to November 1999, Mr. Glusker was self-employed as an Internet industry consultant. From February 1996 to September 1998, Mr. Glusker held a number of positions with Prodigy Communications Corporation, an Internet service provider, most recently Senior Vice President, Content and Business Development. Mr. Glusker also serves on the board of Switchboard, Inc. Mr. Glusker holds a B.A. degree from Wesleyan University and an M.B.A. degree from Stanford University.

Mr. Spackman has served as a member of our board of directors since July 2000. Mr. Spackman has served as Group Finance Director of the Financial Times Group Ltd. since July 2000. Prior to this, from July 1999 through June 2000, Mr. Spackman was Group Strategy and Development Director of Pearson, plc. From March 1996 through June 1999, Mr. Spackman was Chief Financial Officer and Chief Operating Officer for the EMEA (Europe, Middle East, and Africa) division of Time, Inc. From September 1991 through March 1996, Mr. Spackman was a consultant at McKinsey & Company. Mr. Spackman holds a M.A. degree in Politics, Philosophy and Economics from Oxford University and an M.B.A. degree from Harvard University.

Ms. Hefner has served as a member of our board of directors since April 2001. Ms. Hefner has served as Chairman of the Board and Chief Executive Officer of Playboy Enterprises, Inc., since November 1988. Ms. Hefner is Chairman of the Board of Playboy.com. Ms. Hefner also serves on the board of directors of Telocity Delaware, Inc. and Canyon Ranch Health Resorts. Ms. Hefner holds a B.A. degree in English and American literature from Brandeis University.

Mr. Herstein has served as a member of our board of directors since April 2001. Mr. Herstein has served as Senior Vice President and Group Marketing Director for the Financial Times Group Ltd. since March 2000. Prior to this, Mr. Herstein was the Managing Director of Consumer Marketing for Citibank, N.A. from March 1998 through November 1999. From March 1991 through February 1998, Mr. Herstein held a variety of positions at Avon Products, Inc., most recently Group Vice President, Marketing. Mr. Herstein holds a B.S./B.A. in finance and marketing from Boston University and an M. B.A. degree from the London Business School.

Board Meetings and Board Committees

Board Meetings

The board met five times, including telephone conference meetings, and took one action by written consent during 2000. No director attended fewer than 75% of the aggregate of the total number of meetings of the board held during the period for which such director was a director and the total number of meetings held by all committees of the board on which such director served during the period that such director served.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating committee.

Audit Committee. The audit committee has the responsibility to review our audited financial statements and accounting practices, and to consider and recommend the employment of, and approve the fee arrangements with, independent auditors for both audit functions and for advisory and other consulting services. The audit committee is currently comprised of Messrs. Glusker and Spackman. The audit committee met five times, including telephone conference meetings, and took one action by written consent during 2000.

Compensation Committee. The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the board regarding such matters. The compensation committee is currently comprised of Messrs. Heyward and Hill. The compensation committee met once and took action by written consent five times during 2000.

Nominating Committee. The nominating committee recommends nominees for directors to be appointed by our board to fill vacancies on our board or to be proposed for election by our stockholders. The nominating committee is currently comprised of Mr. Glusker. The nominating committee did not meet during 2000. The nominating committee will consider nominees recommended by our stockholders, including those recommended by CBS or Pearson under the terms of the stockholders' agreement we entered into with them.

Director Compensation

Cash Compensation

Directors do not receive any cash fees for their service on the board or any board committees, but are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings.

1998 Directors Stock Option Plan

In September 1998, our board adopted, and our stockholders subsequently approved, our 1998 Directors Stock Option Plan. The total number of shares of common stock initially reserved for issuance under the Directors Plan was 50,000 shares. As of March 31, 2001, options to purchase 24,000 shares of common stock were outstanding under the Directors Plan and 26,000 shares remained available for future grant.

Members of our board who are not our employees or employees of any company affiliated with us are eligible to participate in the Directors Plan. Option grants under the Directors Plan are automatic and nondiscretionary. The exercise price of these options is the fair market value of the common stock on the date of grant. Each eligible director who becomes a member of our board will automatically be granted an option to purchase 10,000 shares. At each annual meeting of stockholders, each eligible director will automatically be granted an additional option to purchase 2,000 shares if he or she has served continuously as a member of the board since the date of such director's initial grant. The options have a term of 10 years. The options will terminate seven months following the date the director ceases to be our director or consultant, or 12 months following a termination of service due to death or disability. All options granted under the Directors Plan vest as to one-third of the total shares subject to the option on each of the first three anniversaries of the grant date. Additionally, immediately prior to our dissolution or liquidation or a change in control transaction, the vesting of these options will accelerate, and the options will be exercisable in full for a period of up to seven months following the transaction. After that time, any unexercised options will expire.

Compensation Committee Interlocks and Insider Participation

Prior to our initial public offering, our board did not have a compensation committee and all compensation decisions were made by the full board. Mr. Kramer did not participate in board deliberations with respect to his compensation. Currently, the compensation committee makes all compensation decisions. No interlocking relationship exists between our board or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of our board has selected PricewaterhouseCoopers LLP to perform the audit of our financial statements for the year ending December 31, 2001, and our stockholders are being asked to ratify this selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee assists the board of directors in its oversight of MarketWatch's financial accounting and reporting processes and systems of internal controls. The committee also evaluates the performance and independence of MarketWatch's independent auditors. The audit committee operates under a written charter, which was adopted on June 6, 2000, by the audit committee. This written charter is included as an appendix to this proxy statement.

Under the written charter of the audit committee, until June 13, 2001, the committee will consist of at least two directors, a majority of whom are not officers or employees of MarketWatch. The current members of the committee are Messrs. Glusker and Spackman. Neither is an "independent" director as defined by the rules of The Nasdaq Stock Market because Mr. Glusker is employed by an affiliate of CBS, one of MarketWatch's controlling stockholders, and Mr. Spackman is employed by an affiliate of Pearson, one of MarketWatch's controlling stockholders. However, each is financially literate and has accounting or related financial management expertise. On or before June 14, 2001, Messrs. Glusker and Spackman will resign from the audit committee, and the board of directors will appoint at least three directors to serve on the audit committee, all of whom will be "independent" as defined by the National Association of Securities Dealers listing standards.

MarketWatch's financial and senior management supervise its systems of internal controls and the financial reporting process. MarketWatch's independent auditors, PricewaterhouseCoopers LLP, perform an independent audit of MarketWatch's consolidated financial statements in accordance with generally accepted accounting principles and issue a report on these consolidated financial statements. The audit committee monitors these processes.

The audit committee has reviewed MarketWatch's audited consolidated financial statements for the fiscal year ended December 31, 2000 and has met with both the management of MarketWatch and its independent auditors to discuss the consolidated financial statements. MarketWatch's management represented to the audit committee that its audited consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The audit committee also discussed with MarketWatch's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee has also received from MarketWatch's independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with MarketWatch's independent auditors the independence of that firm. The audit committee has also considered whether the provision of non-audit services by MarketWatch's independent auditors is compatible with maintaining the independence of the independent auditors.

Based on the audit committee's discussions with the management of MarketWatch and MarketWatch's independent auditors and based on the audit committee's review of MarketWatch's audited consolidated financial statements together with the report of MarketWatch's independent auditors on the consolidated financial statements and the representations of MarketWatch's management with regard to these consolidated financial statements, the audit committee recommended to MarketWatch's board of directors that the audited consolidated financial statements be included in MarketWatch's annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001.

During the fiscal year ended December 31, 2000, the aggregate fees billed by MarketWatch's independent auditors, PricewaterhouseCoopers LLP, for professional services were as follows:

    Audit Fees. PricewaterhouseCoopers LLP billed $129,800 for services in connection with the audit of the financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in MarketWatch's quarterly reports on Form 10-Q;

    Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not perform any professional services related to financial information systems design and implementation; and

    All Other Fees. PricewaterhouseCoopers LLP billed $62,750 for all other services, which primarily consisted of tax services.

Audit Committee

Peter Glusker
Giles Spackman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information with respect to the beneficial ownership of our common stock as of March 31, 2001 by:

    each stockholder who is known by us to be the beneficial owner of more than 5% of our common stock;

    our Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers at the end of 2000;

    each of our directors; and

    our directors and executive officers as a group.

The percentage ownership is based on 16,603,219 shares of common stock outstanding at March 31, 2001. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 31, 2001, are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each director and executive officer listed below is c/o MarketWatch.com, Inc., 825 Battery Street, San Francisco, California 94111.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
5% Stockholders:
CBS Broadcasting Inc. 51 West 52nd Street New York, New York 10019	5,636,814	34.0%
Pearson Overseas Holdings Ltd. 3 Burlington Gardens London, W1X 1LE England	5,636,814	34.0
Directors and Executive Officers:
Lawrence S. Kramer (1)	196,304	1.2
Scot McLernon (2)	68,334	*
Scott L. Kinney (3)	70,382	*
Joan Platt (4)	54,185	*
Jamie Thingelstad (5)	106,846	*
Andrew Heyward	-	*
Robert H. Lessin (6)	7,332	*
Daniel Mason	-	*
Russell I. Pillar	-	*
Stephen Hill	-	*
John Makinson	-	*
Peter Glusker	-	*
Giles Spackman	-	*
Christie Hefner	-	*
Barry Herstein	-	*
All 18 directors and executive officers as a group (7)	718,014	4.2

* Represents ownership of less than 1% of our common stock.

(1) Includes 173,333 shares subject to options held by Mr. Kramer that are exercisable within 60 days of March 31, 2001.

(2) Includes 68,333 shares subject to options held by Mr. McLernon that are exercisable within 60 days of March 31, 2001.

(3) Represents 70,382 shares subject to options held by Mr. Kinney that are exercisable within 60 days of March 31, 2001.

(4) Includes 50,000 shares subject to options held by Ms. Platt that are exercisable within 60 days of March 31, 2001.

(5) Includes 58,548 shares subject to options held by Mr. Thingelstad that are exercisable within 60 days of March 31, 2001.

(6) Represents 7,332 shares subject to options held by Mr. Lessin that are exercisable within 60 days of March 31, 2001.

(7) Includes 642,561 shares subject to options that are exercisable within 60 days of March 31, 2000.

EXECUTIVE COMPENSATION

The following table presents information concerning the compensation actually paid for services rendered to us and our predecessor business in all capacities during 1998, 1999 and 2000, by our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 2000. Bonuses accrued in 2000 but paid in 2001 are not included in the table below.

Summary Compensation Table

Long Term Compensation
		Annual Compensation	Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options
Lawrence S. Kramer Chairman and Chief Executive Officer	2000 1999 1998	$274,992 217,500 192,500	$112,500 105,000 25,000	40,000 100,000 -
Scot McLernon Executive Vice President of Advertising Sales	2000 1999 1998	626,341 513,305 200,806	- - -	50,000 - 75,000
Joan Platt Chief Financial Officer	2000 1999 1998	250,841 9,230 -	75,500 - -	25,000 100,000 -
Scott Kinney Executive Vice President of Licensing Sales	2000 1999 1998	155,400 67,213 -	104,600 - -	25,000 - -
Jamie Thingelstad Former Chief Technical Officer	2000 1999 1998	200,000 71,891 -	30,500 - -	100,000 - -

Jamie Thingelstad served as our Chief Technical Officer from July 1999 through February 2001.

Prior to January 13, 1999, all grants were of options to purchase membership interests in our predecessor business which was organized as a limited liability company. The numbers listed in the table above under the heading "Securities Underlying Options" give effect to the conversion of this limited liability company into a corporation, which occurred on January 13, 1999, as if such transaction had occurred prior to January 1, 1998.

Option Grants In Fiscal 2000

The following table presents information regarding the grant of stock options under our 1998 Equity Incentive Plan during 2000 to our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 2000. The options become exercisable with respect to one-third of the total shares subject to the option on each of the first three anniversaries of the grant date. The options have a term of 10 years.

Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by:

    multiplying the number of shares of common stock subject to a given option by the market price per share of our common stock on the date of grant;

    assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire 10 year term of the option; and

    subtracting from that result the aggregate option exercise price.

We granted options to purchase an aggregate of 1,668,172 shares of common stock to all employees during 2000. Options are granted at an exercise price equal to the fair market value of our common stock. The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices. The closing price per share of our common stock as reported on the Nasdaq National Market on December 29, 2000, the last trading day of fiscal 2000, was $3.00.

	Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted	In Fiscal 1999	Per Share	Date	5%	10%
Lawrence S. Kramer	40,000	2.4%	$ 4.03	10/27/2010	$ 101,378	$ 256,911
Scot McLernon	25,000	1.5	39.75	02/05/2010	624,964	1,583,782
	25,000	1.5	4.03	10/27/2010	63,361	160,570
Joan Platt	25,000	1.5	4.03	10/27/2010	63,361	160,570
Scott Kinney	25,000	1.5	4.03	10/27/2010	63,361	160,570
Jamie Thingelstad	75,000	4.5	39.75	02/05/2010	1,874,892	4,751,345
	25,000	1.5	4.03	10/27/2010	63,361	160,570

Aggregated Option Exercises in Fiscal 2000 Option Values at December 31, 2000

The following table presents for our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 2000, the number of shares acquired and the value realized upon exercise of stock options during fiscal 2000 and the number and year-end value of exercisable and unexercisable options for the year ended December 31, 2000. The value of in-the-money options shown in the table below reflects the positive difference between the exercise price of each outstanding stock option and $3.00, the closing sale price per share of our common stock on December 29, 2000 as reported on the Nasdaq National Market.

	Number of Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2000		Value of Unexercised In-the-Money Options at December 31, 2000
Name	Exercise	Realized	Vested	Unvested	Vested	Unvested
Lawrence S. Kramer	40,000	$1,015,313	173,333	106,667	-	-
Scot McLernon	-	-	35,000	75,000	-	-
Joan Platt	-	-	50,000	125,000	-	-
Scott Kinney	-	-	58,899	47,966	-	-
Jamie Thingelstad	102,680	1,362,032	33,548	115,192	-	$25,523

No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 2000 to our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 2000. We do not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service of our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 2000.

Employee Benefit Plans

Options Granted Outside of an Employee Benefit Plan

From October 1997 to January 1999, we issued options to purchase membership interests in our predecessor business which was organized as a limited liability company. In connection with the conversion of our predecessor business into a corporation, outstanding options were assumed by us and now represent the right to purchase shares of common stock rather than membership interests in the predecessor business. Each option was converted into an option to purchase common stock based upon a ratio of 1,000 shares of common stock for each 0.01% membership interest. The options to purchase membership interests outstanding on January 14, 1999 were converted into options to purchase 986,250 shares of common stock. Shares covered by any of these outstanding options granted outside of an employee benefit plan that expire unexercised become available again for grant under the 1998 Equity Incentive Plan. In addition, in December 1999, we granted an option outside of an employee benefit plan to purchase 150,000 shares of common stock at a purchase price of $39.88 per share to induce Ms. Platt to join our company as Chief Financial Officer. These options are subject to terms substantially similar to those described with respect to options granted under our 1998 Equity Incentive Plan.

1998 Equity Incentive Plan

In September 1998, our board adopted, and our stockholders subsequently approved, our 1998 Equity Incentive Plan. The total number of shares of common stock initially reserved for issuance under the Incentive Plan was equal to 1,450,000 shares less 986,250 shares subject to outstanding options granted outside of an employee benefit plan, for a total of 463,750 shares. In December 1999, January 2000 and February 2000, our board adopted amendments to the Incentive Plan increasing the number of shares reserved for issuance under the Incentive Plan by an aggregate of 1,600,000 shares. Our stockholders approved this amendment in May 2000. The Incentive Plan will terminate in January 2009, unless terminated sooner in accordance with the terms of the Incentive Plan. As of March 31, 2001, options to purchase 2,597,655 shares of common stock were outstanding under the Incentive Plan or subject to options granted outside of an employee benefit plan, described above, and 337,480 shares remained available for future grant under the Incentive Plan.

Shares will again be available for grant and issuance under the Incentive Plan that:

    are subject to issuance upon exercise of an option granted before the adoption of the Incentive Plan, including shares subject to options granted by our predecessor business, or granted under the Equity Incentive Plan that cease to be subject to that option for any reason other than the exercise of that option;

    have been issued upon the exercise of an option granted under the Incentive Plan as to which our right of repurchase has not lapsed and are subsequently repurchased by us;

    are subject to an award granted under the Incentive Plan that is forfeited or that we repurchase; or

    are subject to stock bonuses granted under the Incentive Plan that otherwise terminate without shares being issued.

Administration. Our compensation committee administers the Incentive Plan. Subject to the terms of the Incentive Plan, the compensation committee determines the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of each such award. The compensation committee has the authority to construe and interpret any of the provisions of the Incentive Plan or any awards granted thereunder. Grants of options to purchase up to 1,200 shares of our common stock per $10,000 of each employee's salary may be authorized by our Chief Executive Officer and Chief Financial Officer and ratified by the compensation committee.

Eligibility. The Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses. Our employees, officers, directors and consultants, and employees of any of our subsidiaries and affiliates, are eligible to receive awards under the Incentive Plan. No person is eligible to receive more than 400,000 shares of common stock in any calendar year under the Incentive Plan, other than new employees who are eligible to receive up to a maximum of 500,000 shares of common stock in the calendar year in which they commence their employment with us. As of March 31, 2001, approximately 255 persons were eligible to participate in the Incentive Plan.

Stock Options. The Incentive Plan provides for the grant of both incentive stock options, or ISOs, that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options, or NQSOs. ISOs may be granted only to employees of MarketWatch.com or of a parent or subsidiary. NQSOs and all awards other than ISOs may be granted to our employees, officers, directors and consultants. The exercise price of ISOs must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of the common stock on the date of grant. The maximum term of options granted under the Incentive Plan is 10 years. Awards granted under the Incentive Plan generally vest as to one-third of the total shares subject to the option on each of the first three anniversaries of the date of grant. Options granted under the Incentive Plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised for up to 12 months following the date of death or termination of service due to disability. Options will generally terminate immediately upon termination for cause.

Restricted Stock Awards. The compensation committee may grant restricted stock awards to purchase stock either in addition to or together with other awards under the Incentive Plan, under terms, conditions and restrictions as the compensation committee may determine. The purchase price for these awards must be no less than 85% of the fair market value of our common stock on the date of the award. In the case of an award granted to a 10% stockholder, the purchase price must be 100% of fair market value. To date, we have not granted any restricted stock awards.

Stock Bonus Awards. The compensation committee may grant stock bonus awards either in addition to or together with other awards under the Incentive Plan, under such terms, conditions and restrictions as the compensation committee may determine. To date, we have not granted any stock bonus awards.

Mergers, Consolidations and Change of Control. If we are dissolved or liquidated or experience a change in control transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the awards, they will expire upon the effectiveness of the transaction. The compensation committee, in its discretion, may provide that the vesting of any or all awards will accelerate prior to the effectiveness of the transaction.

Amendment of the Plan. Our board may at any time amend or terminate the Incentive Plan, including an amendment of any form of award agreement or instrument to be executed under the Incentive Plan. However, the board may not amend the Incentive Plan in any manner that requires stockholder approval under the Internal Revenue Code, the regulations under the Internal Revenue Code, the Securities Exchange Act or Rule 16b-3 or its successor under the Securities Exchange Act.

1998 Directors Stock Option Plan

For a description of our Directors Plan, please see Proposal No. 1.

2000 Employee Stock Purchase Plan

In July 2000, our board adopted our 2000 Employee Stock Purchase Plan. Our stockholders approved the adoption of the Employee Stock Purchase Plan in November 2000. Under the Stock Purchase Plan, we will grant options to eligible employees to purchase shares of our common stock during specified offering periods, which are described further below. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

Our board initially reserved 500,000 shares of common stock for issuance under the Stock Purchase Plan. In addition, on each January 1 during the term of the Stock Purchase Plan, the aggregate number of shares of our common stock reserved for issuance will be automatically increased by a number of shares equal to the number of shares purchased under the Stock Purchase Plan in the preceding calendar year, subject to reduction by our board. The number of shares reserved for issuance will be proportionately adjusted to reflect stock splits, stock dividends and other similar events. The Stock Purchase Plan will continue until the earliest to occur of its termination by the board; the issuance of all of the shares of our common stock reserved for issuance under the Stock Purchase Plan; or July 12, 2010, ten years from the date our board adopted the Stock Purchase Plan.

Administration. Our compensation committee administers the Stock Purchase Plan. Our compensation committee has authority to resolve questions relating to the interpretation and application of the Stock Purchase Plan.

Eligibility to Participate. Our employees are eligible to participate in an offering period under the Stock Purchase Plan. In addition, our board may designate parent corporations or subsidiary corporations that are eligible to participate in the Stock Purchase Plan, which are referred to as participating subsidiaries. Employees of these participating subsidiaries are also eligible to participate in an offering period under the Stock Purchase Plan. However, the following are not eligible to participate:

    employees who are not employed by us or a participating subsidiary before the beginning of the offering period;

    employees who are customarily employed for 20 hours or less per week;

    employees who are customarily employed for five months or less in a calendar year;

    persons who provide services to us as an independent contractor but who have been classified as common law employees for any reason other than federal income and employment tax purposes; and

    employees who own, or as a result of being granted an option under the Stock Purchase Plan would own, stock or options to purchase stock, possessing 5% or more the total combined voting power or value of all classes of our stock or any participating subsidiaries.

As of March 31, 2001, approximately 255 persons would be eligible to participate in the Stock Purchase Plan.

Offering Periods. Each offering period under the Stock Purchase Plan is a period of six months, commencing on February 15 and August 15 of each year and ending on August 14 and February 14 of each year, respectively. The first business day of each offering period is referred to as the offering date for that offering period and the last business day of each offering period is referred to as the purchase date for that offering period. Our compensation committee can change the offering dates, the purchase dates or the length of the offering period without stockholder approval if this change is announced prior to the relevant offering period.

Participation in the Stock Purchase Plan. Employees enroll in the Stock Purchase Plan by submitting a subscription agreement to us before the beginning of the designated offering period. Upon enrollment, the participating employee is granted an option to purchase shares of our common stock. During the designated offering period, participating employees accumulate the purchase price of the shares through regular payroll deductions. The participating employee sets the rate of the payroll deductions, which may not be less than 1% nor greater than 15% of the employee's total cash compensation, excluding any deductions from the employee's cash compensation under Sections 125 or 401(k) of the Internal Revenue Code.

Once an employee enrolls in the Stock Purchase Plan, that employee will automatically participate in each succeeding offering period unless the employee withdraws from the Stock Purchase Plan or the employee's employment is terminated. After the rate of payroll deductions for an offering period has been set by the participating employee, that rate will continue to be effective for the remainder of the offering period, and for all subsequent offering periods in which the employee is automatically enrolled, unless the rate is changed by the employee. The participating employee may increase or decrease the rate of payroll deductions for any offering period, but no more than one change may be made during a single offering period. The participating employee may at any time elect to reduce payroll deductions to zero without withdrawing from the Stock Purchase Plan, but may not thereafter resume payroll deductions in that offering period.

The purchase price per share for stock that may be acquired in any offering period under the Stock Purchase Plan is 85% of the lesser of the fair market value of the shares on the offering date or the fair market value of the shares on the purchase date. The fair market value of a share of our common stock is deemed to be the closing price of our common stock on the Nasdaq National Market on the date of determination. As of February 14, 2001, the last day of the most recent offering period, the closing price of our common stock as reported on the Nasdaq National Market was $5.31 per share.

The number of whole shares a participating employee will be able to purchase in any offering period will be determined by dividing the amount of payroll deductions accumulated during the offering period by the purchase price per share determined as described above. The purchase will take place automatically on the purchase date for the offering period.

Termination of Participation in the Stock Purchase Plan. A participating employee may withdraw from an offering period by notifying us in writing of the withdrawal prior to the end of that offering period. Upon withdrawal, the employee's interest in the Stock Purchase Plan will terminate and any accumulated payroll deductions of the employee will be returned to the employee, without interest. The employee may not resume his or her participation in the Stock Purchase Plan during the same offering period, but may participate in a new offering period by filing a new subscription agreement with us authorizing payroll deductions. An employee's participation in the Stock Purchase Plan will also terminate upon termination of that employee's employment with us. Any accumulated payroll deductions of the employee will be returned to the employee, without interest. In addition, our board may terminate the Stock Purchase Plan at any time. If the board terminates the Stock Purchase Plan, any accumulated payroll deductions of the employee will be returned to the employee, without interest.

Mergers, Consolidation and Changes of Control. The Stock Purchase Plan provides that, in the event of our proposed dissolution or liquidation, the offering period will terminate immediately before the completion of the proposed action. Our compensation committee may fix a different date for termination of the Stock Purchase Plan and may give each participating employee the opportunity to purchase shares under the Stock Purchase Plan before the termination. The Stock Purchase Plan provides that, in the event of specified change of control transactions, the Stock Purchase Plan will continue for offering periods that began before the transaction, and shares will be purchased based on the fair market value of the surviving corporation's stock on the purchase date.

Amendment of the Stock Purchase Plan. Our board has the authority to amend, terminate or extend the term of the Stock Purchase Plan. However, a termination cannot affect options previously granted under the Stock Purchase Plan, and an amendment may not make any change in an option to purchase shares previously granted which would adversely affect the right of any participating employee. An amendment requires stockholder approval if the amendment would increase the number of shares that may be issued under the Stock Purchase Plan or change the designation of the employees, or class of employees, eligible for participation in the Stock Purchase Plan.

COMPENSATION ARRANGEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

Option Grants to Directors

Directors do not receive any cash fees for their service on the board or any board committees, but are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. Directors who are not our employees are eligible to receive grants of stock options under our 1998 Directors Stock Option Plan.

In May 2000, we granted an option under our 1998 Directors Stock Option Plan to purchase 2,000 shares of common stock at an exercise price of $21.00 per share to Mr. Robert Lessin. This option vests as to one-third of the total shares subject to the option on each anniversary of its date of grant.

Employment Agreements and Offer Letters with Executive Officers

Mr. Lawrence S. Kramer and Ms. Joan Platt. We entered into employment agreements with Mr. Lawrence S. Kramer, our President and Chief Executive Officer, and Ms. Joan Platt, our Chief Financial Officer.

Mr. Kramer's employment agreement, effective as of July 1, 1998, provides for a base salary of $240,000 through June 30, 2001. Mr. Kramer is also eligible to receive an annual bonus of up to 50% of his annual base salary. The employment agreement has a term of three years. In December 2000, the board of directors approved an increase in Mr. Kramer's base salary to $300,000. We plan to negotiate a new employment agreement with Mr. Kramer, to be effective upon the expiration of this agreement.

Ms. Platt's employment agreement, effective as of December 20, 1999, provides for a base salary of $260,000 through December 20, 2001 and $275,000 through December 20, 2002. Ms. Platt is also eligible to receive an annual bonus of up to 50% of her annual base salary. The employment agreement has a term of three years.

If Mr. Kramer or Ms. Platt's employment is terminated or if he or she resigns because of a constructive termination, he or she will be entitled to receive:

    an amount equal to the then-current base salary, payable in twelve monthly installments; and

    acceleration of the vesting of an additional one-third of the shares subject to the options held by Mr. Kramer and of all of the shares subject to the option held by Ms. Platt.

A constructive termination means:

    a material change of position causing it to be of materially less stature or responsibility;

    a salary reduction of more than 10%; or

    relocating the place of employment outside the San Francisco Bay Area.

If Mr. Kramer or Ms. Platt's employment is terminated without cause or if he or she resigns because of a constructive termination within six months of a change of control, he or she will be entitled to receive:

    a lump sum payment in the amount of the then-current base salary plus the target bonus for the current year, which would equal $450,000 based on Mr. Kramer's current base salary and $390,000 based on Ms. Platt's current base salary; and

    acceleration of the vesting of an additional one-third of the shares subject to the options held by Mr. Kramer and of all of the shares subject to the options held by Ms. Platt.

A change of control means:

    the sale of substantially all of our assets, in the case of Ms. Platt, to any entity, or, in the case of Mr. Kramer, to an entity other than CBS or Pearson; or

    any transaction or series of transactions that results in any person other than CBS, Pearson or other affiliated entities with us, owning more than 50% of our voting power.

Mr. William Bishop. We entered into an employment agreement with Mr. William Bishop, our Executive Vice President of Business Development, effective October 2, 2000. Mr. Bishop's employment agreement provides for a base salary of $170,500, subject to annual increase by the Board during the term of the agreement. In December 2000, the board of directors approved an increase in Mr. Bishop's base salary to $190,000. Mr. Bishop is also eligible to receive an annual bonus of up to 40% of his annual base salary. The employment agreement has a term of three years.

If Mr. Bishop's employment is terminated or if he resigns because of a constructive termination, which is defined the same as above for Mr. Kramer and Ms. Platt, Mr. Bishop will be entitled to receive:

    an amount equal to the then-current base salary, payable in twelve monthly installments; and

    acceleration of the vesting of all of the shares subject to the options held by Mr. Bishop.

If Mr. Bishop's employment is terminated without cause or if he resigns because of a constructive termination within twelve months of a change of control, Mr. Bishop will be entitled to receive:

    a lump sum payment in the amount of the then-current base salary plus the target bonus for the current year, which would equal $266,000 based on Mr. Bishop's current base salary; and

    acceleration of the vesting of all of the shares subject to the options held by Mr. Bishop.

A change in control means:

    the sale of substantially all of our assets to any entity; or

    any transaction or series of transactions that results in any person owning more than 50% of our voting power, except if such person is our subsidiary, an employee stock ownership plan for our employees or a holding company formed to hold our equity securities.

Mr. Scott Kinney. In connection with our acquisition of BigCharts Inc. in June 1999, Scott Kinney, our Executive Vice President of Licensing, entered into an employment agreement with BigCharts, effective as of June 9, 1999. Mr. Kinney's employment agreement provides for an annual base salary of $155,000 per year, with an increase of five percent in each successive year, and an annual bonus of up to 40% of his base salary. The term of this agreement is five years, and this period will be extended automatically as of the third anniversary for a period of one year, unless either party gives notice of an intent not to renew the agreement. In December 2000, the board of directors approved an increase in Mr. Kinney's base salary to $175,000.

If Mr. Kinney is terminated without cause (as defined in his employment agreement) or if he voluntarily terminates his employment for good reason (as defined in his employment agreement), we will pay him any accrued salary and bonus plus six months additional salary and will accelerate the vesting of his options. If he is terminated for other cause (as defined in his employment agreement), his options shall fully vest, but he shall not be entitled to other termination benefits. If he is terminated for cause, we shall be obligated only to pay accrued salary and bonus, but no other termination benefits. Within six months of a change in control (as defined in his employment agreement), if he terminates his employment for good reason or is terminated other than for cause, we shall pay a lump sum equal to one year's salary and bonus and accelerate the vesting of his options.

Mr. Scot McLernon. Mr. McLernon, our Executive Vice President of Advertising Sales, has an employment offer letter dated December 30, 1997 which provides for a current base salary of $95,000. In December 2000, the board of directors approved an increase in Mr. McLernon's base salary to $100,000. In addition, Mr. McLernon was entitled to receive a commission in 2000 in the amount of 1.5% of our advertising and sponsorship sales. He will be entitled to receive a commission in 2001 in the amount of 0.065% of our advertising and sponsorship sales. We have also agreed to reimburse Mr. McLernon's expenses, up to $15,000 per year, for working in San Francisco, California.

Option Grants to Executive Officers

Mr. Lawrence S. Kramer. In October 2000, we granted Mr. Kramer an option to purchase 40,000 shares of common stock at a purchase price of $4.03 per share. This option vests as to one-third of the total shares subject to the option on each of the first three anniversaries of its date of grant.

Ms. Joan Platt. In October 2000, we granted Ms. Platt an option to purchase 25,000 shares of common stock at a purchase price of $4.03 per share. This option vests as to one-third of the total shares subject to the option on each of the first three anniversaries of its date of grant.

Mr. Scot McLernon. In February 2000, we granted Mr. McLernon an option to purchase 25,000 shares of common stock at a purchase price of $39.75 per share, and in October 2000, we granted him an option to purchase 25,000 shares of common stock at a purchase price of $4.03 per share. Each of these options vests as to one-third of the total shares subject to the option on each of the first three anniversaries of its respective date of grant.

Mr. Scott Kinney. In October 2000, we granted Mr. Kinney an option to purchase 25,000 shares of common stock at a purchase price of $4.03 per share. This option vests as to one-third of the total shares subject to the option on each of the first three anniversaries of its date of grant.

Mr. William Bishop. In February 2000, we granted Mr. Bishop an option to purchase 75,000 shares of common stock at a purchase price of $39.75 per share. In September 2000, we granted him an option to purchase 10,000 shares at a purchase price of $11.38 per share, and in October 2000, we granted him an option to purchase 25,000 shares of common stock at a purchase price of $4.03 per share. Each of these options vests as to one-third of the total shares subject to the option on each of the first three anniversaries of its respective date of grant. Mr. Bishop currently receives an annual base salary of $190,000.

Mr. Thom Calandra. In October 2000, we granted Mr. Calandra an option to purchase 25,000 shares of common stock at a purchase price of $4.03 per share. This option vests as to one-third of the total shares subject to the option on each of the first three anniversaries of its date of grant. Mr. Calandra currently receives an annual base salary of $155,000.

Ms. Michelle Chaboudy. In February 2000, we granted Ms. Chaboudy an option to purchase 25,000 shares of common stock at a purchase price of $39.75, and in October 2000, we granted her an option to purchase 25,000 shares of common stock at a purchase price of $4.03 per share. Each of these options vests as to one-third of the total shares subject to the option on each the first three anniversaries of its respective date of grant. Ms. Chaboudy currently receives an annual base salary of $135,000.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of our board administers our executive compensation program. The current members of the compensation committee are Messrs. Andrew Heyward and Stephen Hill. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code. Neither Mr. Heyward nor Mr. Hill has any interlocking relationships as defined by the Securities and Exchange Commission.

General Compensation Philosophy

The role of the compensation committee is to set the salaries and other compensation of our executive officers and other key employees, and to make grants under, and to administer, the stock option and other employee equity and bonus plans. Grants of options to purchase up to 1,200 shares of our common stock per $10,000 of an employee's salary may be authorized by our Chief Executive Officer and Chief Financial Officer and ratified by the compensation committee. Our compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

  base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the San Francisco Bay Area that are of comparable size to us and with which we compete for executive personnel;

  annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

  long-term stock-based incentive awards which strengthen the mutuality of interests between our executive officers and stockholders.

Executive Compensation

Base Salary. Salaries for executive officers for 2000 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Annual Incentive Awards. We have established a management incentive plan. Certain employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. The compensation committee administers this plan with regard to Mr. Kramer and Ms. Platt. Mr. Kramer and Ms. Platt administer the plan with regard to the other executive officers.

Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of our stockholders and encourages executive officers to remain employed by us. Stock options generally have value for executive officers only if the price of our stock increases above the fair market value on the grant date and the officer remains employed by us for the period required for the shares to vest.

We grant stock options in accordance with our 1998 Equity Incentive Plan. In 2000, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins us. The compensation committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact our results, past performance or consistency within the officer's peer group. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The stock options generally become exercisable over a three-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant. In 2000, the compensation committee considered these factors.

Chief Executive Officer Compensation

Mr. Kramer's base salary, target bonus, bonus paid and long-term incentive awards for 2000 were determined by the compensation committee in a manner consistent with the factors described above for all executive officers.

Internal Revenue Code Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the compensation committee believes that options granted by our predecessor business outside of any stock option plans and grants made under the Equity Incentive Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The compensation committee's present intention is to comply with Section 162(m) unless the compensation committee feels that such compliance would not be in the best interest of MarketWatch.com or its stockholders.

Compensation Committee

Andrew Heyward
Stephen Hill

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative stockholder return on our common stock, the Nasdaq Composite Index and the Chase H&Q Internet Index. The graph assumes that $100 was invested in our common stock, the Nasdaq Composite Index and the Chase H&Q Internet Index on January 15, 1999, the date of our initial public offering, and calculates the annual return through December 31, 2000. The stock price performance graph is not necessarily indicative of future stock price performance.

	MarketWatch.com	Nasdaq Composite Index	Chase H&Q Internet Index
1/15/99	$100.00	$100.00	$100.00
12/31/99	37.44	173.29	272.56
12/31/00	3.08	105.21	105.06

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2000, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $60,000 and in which any of our directors or executive officers or holders of more than 5% of our common stock or any member of the immediate family of these persons had or will have a direct or indirect material interest other than (1) the compensation agreements, which are described where required in "Executive Compensation," and (2) the transactions described below.

Amended and Restated License Agreement with CBS

We entered into an amended and restated license agreement with CBS in January 1999, which superseded and replaced an original license agreement with CBS, under which CBS granted us a non-exclusive license to utilize the CBS marks "CBS®" and the CBS "eye" design for use in connection with the operation of our web site. Under the original agreement, CBS also granted us a license to use current CBS Television News content related to business and financial news on our web site, excluding sponsorships under the original agreement. We paid CBS a royalty based on amounts received for advertising on our site. We agreed with CBS to amend the terms of the original license agreement to modify the royalty rate, extend the term of the license and modify the amount of the CBS advertising commitment and the non-competition provisions.

Term. The amended and restated license agreement will expire on October 29, 2005.

Royalties. Under the agreement, we will pay CBS, through October 29, 2005:

    8% of Gross Revenues up to and including $50.0 million; and

    6% of Gross Revenues in excess of $50.0 million.

Gross Revenues means gross operating revenues that are derived from an Internet service or Web site that:

    provides information or services of a financial nature; or

    uses the CBS trademarks licensed to MarketWatch.com.

Gross Revenue excludes revenues from DBC, an amount equal to certain commissions paid to sales representatives and an amount equal to certain revenues attributable to an acquired company's results of operations for the 12 months prior to the acquisition.

Control of Content by CBS. Under the amended and restated license agreement, CBS retained significant editorial control over the use and presentation of CBS television news content and the CBS logo. For example:

    we must conform to CBS's guidelines for the use of its trademarks;

    CBS has the right to approve all materials, such as marketing materials, which include any CBS trademarks; and

    CBS has control over the visual and editorial presentation of its television news content on the CBS.MarketWatch.com Web site.

As a result of these provisions, CBS will have the ability to prevent us from displaying certain types of content on the CBS.MarketWatch.com Web site and from producing materials, such as marketing materials, which it does not approve. This control by CBS could prevent us from engaging in desired marketing activities or from being perceived as an independent news organization, either of which could adversely affect our brand awareness and brand name.

Termination if CBS Competitors Acquire Our Securities. CBS will be able to terminate our right to use the CBS name, logo and news content in the event that:

    a competitor of CBS directly or indirectly beneficially owns 15% or more of our outstanding common stock or voting power; or

    if we issue to a CBS competitor or actively participate in the acquisition by a CBS competitor a number of voting securities, such that after the issuance or acquisition, such CBS competitor beneficially owns 9% or more of our voting securities.

The mere acquisition by a CBS competitor of an interest in Pearson that causes a change of control of Pearson, as defined in the stockholders' agreement described below, shall not be deemed to constitute the acquisition of an ownership interest in the absence of other facts demonstrating ownership of an interest in us.

Other Grounds for Termination. The amended and restated license agreement will also be subject to termination if we:

    breach a material term or condition of the amended and restated license agreement;

    become insolvent or subject to bankruptcy or similar proceedings; or

    discontinue using the MarketWatch mark and do not establish a substitute mark acceptable to CBS in its sole discretion.

Non-Competition Provisions. Under the terms of the amended and restated license agreement, CBS is not permitted to license or authorize another to license the use of the CBS logo or name to others in connection with promoting any other Internet Service or Web site in the U.S. that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers, which we refer to as a business site. The following activities would not be prohibited:

    licensing its logo or name to a Web site or Internet service that delivers general news, sports or entertainment, with a financial news segment or portion included;

    licensing its name or logo to a Web site or Internet service outside the U.S.;

    licensing its name or logo to Web sites that provide stock price ticker displays on the site;

    any activity conducted by CBS and/or its affiliates prior to CBS's signing the Amended and Restated License Agreement;

    any activities of non-CBS owned television and radio station affiliates;

    any Internet services in which CBS has an interest prior to signing the amended and restated license agreement;

    any activity of Westwood One, Inc. if such activity does not produce a substantial portion of its revenues from a Business Site; or

    any transmissions of any signal of any type by and if through CBS's cable television operations.

As a result, if CBS were to license its name and logo to another Web site or Internet service that delivers general news, sports or entertainment and that also delivers financial news, such other Web site or service could be competitive with our Web site.

Also, CBS is not prohibited from licensing its news content to, or investing in, another Web site or Internet service, regardless of the theme of that Web site or Internet service.

Under our amended and restated license agreement, we expensed approximately $3.8 million in 2000.

Amended and Restated Services Agreement with DBC/Pearson

We entered into an amended and restated services agreement with DBC in January 1999, which superseded and replaced an original services agreement with DBC, under which DBC provided us with a variety of support and hosting services. Under the original agreement, DBC also agreed to make subscriber payments on a per subscriber basis for users of DBC's PC-based and Quotrek real-time quotes and to pay us a fee based upon net revenues from subscriptions to MarketWatch RT and MarketWatch LIVE. We agreed with DBC to amend the terms of the original services agreement to extend the term, provide for agreed upon network performance standards, and grant non- exclusive licenses to use DBC's trademark and data feeds. There were no material changes to the economic terms of the original services agreement.

Services Provided. Under the amended and restated services agreement, DBC will, upon request:

    provide us with any employees needed to operate our business;

    handle billing and collections for our subscription products;

    provide computer programming and engineering services;

    provide delayed commodities and stock data feeds as well as certain other data feeds free of charge; and

    provide communications Web site hosting services pursuant to certain performance standards.

These services will be provided at DBC's out-of-pocket cost. DBC will also continue to make the subscriber payments, described above, except with respect to certain of DBC's commercial subscribers. The term of the amended and restated services agreement will expire on October 29, 2005. However, DBC's obligation to make the subscriber payments will expire in October 2002.

We received $2.7 million in revenue from DBC in the year ended December 31, 2000 for per-subscriber payments for users of DBC's PC-based and Quotrek real-time quotes under the amended and restated services agreement. Under the amended and restated services agreement in the year ended December 31, 2000, we recognized expenses of $735,000 from DBC for charges for certain general services, including accounting, network operations, hosting of our Web pages and data feeds. Direct charges from DBC for subscription revenues for certain DBC data feeds were $262,000 for the year ended December 31, 2000. Currently, DBC does not provide similar services to any other third party.

Non-Competition Provisions. The amended and restated services agreement does not contain any exclusivity provisions or non- competition provisions. For example, DBC could:

    provide Web sites hosting services to other Web sites;

    provide content or data to other Web sites including MarketWatch RT and MarketWatch LIVE; or

    sell its services through other Web sites.

Stockholders' Agreement with CBS and DBC/Pearson

We entered into a stockholders' agreement with DBC and CBS in January 1999.

CBS Advertising Commitments. The parties agreed to reduce the advertising commitment provided for in a contribution agreement entered into by us, DBC and CBS in October 1997 from a $50 million aggregate rate card amount of advertising and promotion to an aggregate rate card amount of $30 million during the period from October 29, 1997 through October 29, 2002 in return for a reduction in the percentage royalty to be paid to CBS under the amended and restated license agreement. The $30.0 million contribution was delivered in full by June 30, 2000. This advertising commitment is subject to termination upon termination of the amended and restated license agreement, in which event, CBS shall make a termination payment in the amount of $500,000 per month for each full calendar month remaining from the termination through October 2002. Under the terms of the stock purchase agreement that was entered into with CBS in March 2000, CBS agreed to provide an additional $30.0 million in advertising during the period from March 1, 2000 through May 5, 2002. As of March 31, 2001, CBS had delivered $9.8 million in promotion and advertising under this commitment. Advertising and promotion can be over CBS owned and operated television and radio stations or on CBS Internet sites and on CBS owned billboards, provided that no more than 5% of the total advertising can be on CBS Internet sites.

Board Members. The stockholders' agreement also provides that CBS and Pearson each have the right to nominate a number of candidates to the board of directors based upon the percentage of our outstanding voting securities then held by them, rounded up to the nearest whole number. So long as the amended and restated license agreement is in effect, CBS shall have the right to appoint at least one member to our board of directors, regardless of its percentage ownership of our common stock.

Right of First Refusal. Pursuant to the stockholders' agreement, each of CBS and Pearson has a right of first refusal in the event that either party desires to sell any of our securities held by it to a third party. In addition, each of CBS and Pearson will have the right to purchase from us additional shares of our common stock, other of our voting securities or securities convertible into or exchangeable for such securities if we propose to issue additional securities. In such a case, they would be able to purchase an amount, subject to certain limitations, necessary to maintain its then current percentage ownership, not to exceed the party's percentage ownership interest immediately after the closing of our initial public offering, which was 38.3%.

Non-Competition Provisions for Pearson. Pearson has agreed that until October 29, 2005 and subject to certain exceptions:

    it will not, nor will it authorize or permit another to, sell advertising on any other Web site that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock quotations and financial news in the English language to consumers; or

    it will not use the Internet to sell real-time stock- quotes in "snapshot" form.

Therefore, Pearson would be permitted to:

    sell advertising on a general news, sports or entertainment Web site with a financial news segment;

    provide data or content to any other Web site, regardless of its theme so long as it was not selling data and content that was real-time snap-quotes;

    host any other Web site; or

    invest in any other Web site so long as it held less than 5% of any stock or less than 10% of the indebtedness of that company.

Our Non-Competition Obligations. In addition, we have agreed, except through Pearson, not to sell any product or service that offers streaming real-time stock price quotes. This obligation expires on October 29, 2005 or, at such earlier time:

    as the amended and restated services agreement has terminated;

    upon the occurrence of a change of control of Pearson, as defined in the Stockholders' agreement; or

    at such time as Pearson shall hold less than 10% of our then-outstanding voting securities.

Registration Rights Agreement with CBS and DBC/Pearson

We entered into a registration rights agreement with CBS and DBC/Pearson in January 1999. At any time after July 13, 1999, either of CBS or Pearson may demand that we file a registration statement under the Securities Act covering all or a portion of the shares of our common stock held by either of them, their affiliates or certain transferees. However, the securities to be registered must have a reasonably anticipated public offering price of at least $3.0 million. CBS and Pearson may each effect two such demand registrations.

CBS and Pearson may request that we file a registration statement on Form S-3, covering all or a portion of the shares of common stock held by either of them, their affiliates or certain transferees, provided that the aggregate public offering price is at least $1.0 million. CBS and Pearson can each request one Form S-3 registration per year.

These registration rights will be subject to our right to delay the filing of a registration statement in certain circumstances, not more than once in any 12-month period, for not more than 120 days.

In addition, CBS and Pearson will have certain "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than in connection with the registration rights noted above, CBS and Pearson may require us to include all or a portion of their securities in such registration. However, the managing underwriter, if any, of any such offering has certain rights to limit the number of securities proposed to be included in such registration.

We would bear all registration expenses incurred in connection with these registrations. Each of CBS and Pearson would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of its securities.

The registration rights of CBS and Pearson under the registration rights agreement will terminate when that company may sell all its shares in a three-month period under Rule 144 promulgated under the Securities Act.

Other Relationship with DBC

Pursuant to several insertion orders, DBC purchased approximately $298,000 of advertising from us in 2000.

Other Relationship with CBS

In the year ended December 31, 2000, we recognized revenue of $2.2 million from CBS for television and radio programming on CBS stations, and incurred expenses of $1.5 million for the production and distribution of television and radio programming provided by CBS.

Office Lease with CBS

Since April 1, 1998, we have occupied space in a CBS facility in San Francisco, California. We paid CBS a monthly rent of approximately $6,000 for this space prior to September 1, 1998 for approximately 4,500 square feet. On August 27, 1998, we entered into a lease with CBS with respect to an additional 7,000 square feet of space at the same facility and this lease will expire in March 2005. In January 2000, we entered into a lease with CBS with respect to an additional 14,000 square feet of space at the same facility, and this lease will expire in March 2005. We are obligated to pay monthly rent of approximately $71,000 in the aggregate through the expiration date. We are also obligated to pay our proportionate share of all electricity, heating, ventilation and air conditioning costs for the leased premises.

In January 2000, we signed a lease which commenced in June 2000 to occupy approximately 7,400 square feet in a CBS facility in New York. We are obligated to pay monthly rent of approximately $18,000 until June 2005, which will increase to approximately $20,000 per month for the remaining five years of the lease. In addition, CBS provides office space at various locations for our sales and news personnel. We pay them aggregate monthly rent of approximately $6,000 for an aggregate of approximately 2,000 square feet.

During 2000, we paid CBS approximately $559,000 in aggregate rent payments.

Joint Venture Agreement with Financial Times Group

In January 2000, we entered into a joint venture agreement with the Financial Times Group, an affiliate of Pearson Overseas Holdings, Ltd., one of our principal stockholders, to establish Financial Times MarketwWatch.com (Europe) Limited, an Internet provider of real time business news, financial programming and analytical tools. Under the agreement, we licensed our trademark and technology to the joint venture, contributed certain domain names and £500,000 in exchange for 500,000 shares of the joint venture. The Financial Times contributed trademarks for a royalty fee, will provide £15.0 million worth of rate card advertising over five years and contributed £500,000 in cash for 500,000 shares in the joint venture. We contributed $5.0 million to the joint venture in the year ended December 31, 2000. Under our joint venture agreement, we have a commitment to continue funding our joint venture up to an additional $5.8 million.

Sale of Common Stock to DBC and CBS

In May 2000, we sold to each of DBC and CBS an additional 1,136,814 shares of our common stock. In exchange for the shares, DBC paid $43.0 million in cash, and CBS paid $13.0 million in cash and $30.0 million in rate card advertising and promotion over the next two years.

We believe that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. All transactions with officers, directors and principal stockholders and their affiliates will continue to be approved by a majority of the board, including a majority of the independent and disinterested directors of the board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

Our bylaws establish an advance notice procedure for stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by:

    our board of directors; or

    any stockholder entitled to vote who has delivered written notice to our Secretary no less than 60 days and no more than 90 days before the first anniversary of our 2001 Annual Meeting, May 31, 2002, which notice must contain specified information concerning the nominees and concerning the stockholder proposing the nominations; provided, however, that the foregoing notice requirements does not apply to (A) any stockholder holding at least twenty-five percent (25%) of our outstanding common stock or (B) any stockholder that has an agreement with us for the nomination of a person or persons for election to the board of directors.

The only business that will be conducted at an annual meeting of stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who, if applicable, has delivered timely written notice to our Secretary no less than 60 days and no more than 90 days before the first anniversary of our 2001 Annual Meeting, May 31, 2002. However, the foregoing notice requirement shall not apply to a stockholder holding at least 25% of our common stock or who has an agreement with us for the nomination of members of our board. Any required stockholder's notice must contain specified information concerning any proposed nominee for election or reelection as a director, concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If a stockholder who has not notified us of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, we need not present the proposal for a vote at the meeting. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our Secretary at our principal executive offices.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE UNDER SECTION 16(a)
OF THE SECURITIES ACT OF 1934

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all Section 16(a) filing requirements for the year ended December 31, 2000 were met with the exception of the following: Mr. Kinney failed to file a timely Form 3 reporting his promotion to Executive Vice President of Licensing Sales, an executive position, in February 2000 and Mr. Thingelstad failed to file a timely Form 4 to report an exercise of stock options in June 2000.

OTHER BUSINESS

The board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

COMMUNICATING WITH MARKETWATCH.COM

We have from time-to-time received calls from stockholders inquiring about the available means of communication with us. We thought that it would be helpful to describe these arrangements which are available for your use.

    If you would like to receive information about us, you may use one of these convenient methods:

1. To have information such as our latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report to Stockholders mailed to you, please call our Investor Relations Department at (415) 733-0500.

2. The investor relations page of our web site.

    If you would like to write to us, please send your correspondence to the following address:

MarketWatch.com, Inc.
Attention: Investor Relations
825 Battery Street
San Francisco, CA 94111

    If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Mellon Investor Services at (800) 522-6645. You may also visit their web site at www.melloninvestor.com for step-by-step transfer instructions.

Of course, as a stockholder, you will continue to automatically receive the Annual Report to Stockholders and Proxy Statement by mail.

Appendix

MARKETWATCH.COM, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of MarketWatch.com, Inc. (the "Company") is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company's financial accounting, reporting and controls. The Committee's principal functions are to:

  monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company's independent auditors, and the Company's financial and senior management;
  review and evaluate the independence and performance of the Company's independent auditors; and
  facilitate communication among the Company's independent auditors, the Company's financial and senior management, and the Board.

The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel in connection with any such investigation.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company's independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and its independent auditors or to assure compliance with laws and regulations and the Company's policies and procedures.

II. Membership

All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

As of the date this charter is adopted and until June 13, 2001, the Committee shall consist of at least two members of the Board. At least a majority of the members shall be persons who are not officers or employees of the Company or any subsidiary and who do not have any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As of June 14, 2001, the Committee shall consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be "independent" as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time (the "Rules"), except as otherwise permitted by such Rules. Each member of the Committee shall have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the Committee) and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the Rules.

III. Meetings

Meetings of the Committee shall be held from time to time as determined by the Board. The Committee should periodically meet with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee.

IV. Responsibilities and Duties

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1. Review the Company's quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

2. In connection with the Committee's review of the annual financial statements:

    Discuss with the independent auditors and management the financial statements and the results of the independent auditors' audit of the financial statements.
    Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company's financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3. In connection with the Committee's review of the quarterly financial statements:

    Discuss with the independent auditors and management the results of the independent auditors' SAS 71 review of the quarterly financial statements.
    Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

4. Discuss any comments or recommendations of the independent auditors outlined in their annual management letter.

5. Periodically consult with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee.

6. Review the independence and performance of the independent auditors. Recommend to the Board of Directors the appointment or discharge of the independent auditors.

7. Communicate with the Company's independent auditors about the Company's expectations regarding its relationship with the auditors, including the following: (i) the independent auditors' ultimate accountability to the Board and the Committee, as representatives of the Company's stockholders; and (ii) the ultimate authority and responsibility of the Board and the Committee to select, evaluate and, where appropriate, replace the independent auditors.

8. Review and approve processes and procedures to ensure the continuing independence of the Company's independent auditors. These processes shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships and discontinuing any relationships that the Committee believes could compromise the independence of the auditors.

9. Review the independent auditors' audit plan.

10. Annually prepare a report to the Company's stockholders for inclusion in the Company's annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

11. Maintain minutes of meetings and periodically report to the Board of Directors on significant matters related to the Committee's responsibilities.

12. Review and reassess the adequacy of the Committee's charter at least annually. Submit the charter to the Company's Board of Directors for review and include a copy of the charter as an appendix to the Company's proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time (currently, once every three years).

13. Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company's Common Stock is listed, and perform other activities that are consistent with this charter, the Company's Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

MarketWatch.com, Inc.

825 Battery Street

San Francisco, California 94111

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lawrence S. Kramer and Joan P. Platt, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $0.01 par value, of MarketWatch.com, Inc. held of record by the undersigned on April 27, 2001, at the 2001 Annual Meeting of Stockholders to be held on May 31, 2001, and at any continuations or adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the board of director nominees and FOR Proposal No. 2 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE

[X] Please mark votes as in this example.

The board of directors unanimously recommends that you vote FOR the board of director nominees and FOR Proposal No. 2.

1. Election of Directors.

Nominees:

Lawrence S. Kramer
Andrew Heyward
Robert H. Lessin
Daniel Mason
Russell I. Pillar
Stephen Hill
John Makinson
Peter Glusker
Giles Spackman
Christie Hefner
Barry Herstein

[ ]	FOR all nominees listed below except as marked.
[ ]	WITHHOLD AUTHORITY to vote for all nominees.

To withhold authority to vote for any individual nominee, strike a line through that nominee's name:

(Reverse Side)

2	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2001.	AGAINST [ ]	FOR [ ]	ABSTAIN [ ]

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature: ________________________________	Date: ___________, 2001
Signature: ________________________________	Date: ___________, 2001

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE,

DATE, AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING

IN THE ENCLOSED ENVELOPE.